Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SOLID SECOND QUARTER 2020 RESULTS

•	Provides Update on Pandemic

•	Continues Safe and Effective Operations

•	Maintains Strong Liquidity

DALLAS (August 5, 2020) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended June 30, 2020 net income of $176 million compared to net income of $139 million in the second quarter of 2019.

“For more than a century, Oncor has maintained a commitment of safety and service that extends to every employee, customer and location across our service territory. That commitment has perhaps never been as critical as it is now, as our state continues to experience the unparalleled impacts of the ongoing pandemic,” said Oncor CEO Allen Nye. “The strength of our second quarter and underlying business performance is a direct result of the Company’s perseverance in the face of this challenge and our dedication to providing the critical energy infrastructure necessary to meet the needs of our customers and stakeholders. We will continue this focus with the knowledge that Texas’s economy, communities and people remain resilient and determined to return to a position of growth and prosperity.”

Oncor’s net income of $307 million in the six months ended June 30, 2020 compared favorably to net income of $255 million in the six months ended June 30, 2019. The $52 million period over period improvement was primarily driven by increases in revenues from the assets Oncor acquired in the InfraREIT acquisition in May 2019, increases in the transmission base rate and favorable changes in other deductions and income, partially offset by increases in depreciation and amortization, interest expense and operation and maintenance expense. Financial and operational results are provided in Tables A, B, C and D below.

Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

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Pandemic Update

To date, Oncor’s business, financial condition and results of operations have not been materially adversely affected by the pandemic. Oncor’s total distribution base revenues in the three and six months ended June 30, 2020 as compared to the prior year periods increased 4.3% (1.8% on a weather normalized basis) and 1.8% (3.2% on a weather normalized basis), respectively. The quarter over quarter increase in Oncor’s total distribution base revenues included an 11.5% (5.8% on a weather normalized basis) increase in distribution base revenues from residential customers and a 4.2% decrease in distribution base revenues from large commercial and industrial customers.

In March, the Public Utility Commission of Texas (“PUCT”) established the COVID-19 Electricity Relief Program (“COVID-19 ERP”) to aid residential customers unable to pay their electricity bills due to the impact of COVID-19. In July 2020, the PUCT extended the expiration date of the COVID-19 ERP to August 31, 2020. Through June 30, 2020, the program has aided over 41,000 residential premises (approximately 1.3% of Oncor’s active residential premises) in Oncor’s service territory.

Safe and Effective Operations

Oncor is proud to announce that it achieved 5 million safe work hours while continuing to execute on its robust capital investment plan in the first half of 2020, spending $1.283 billion of its planned $2.5 billion of capital investment in 2020 and increasing the number of points of delivery by approximately 38,000. Approximately 90% of Oncor’s planned transmission projects through 2021 require no further regulatory approvals to begin construction. Oncor continues to monitor the impacts of COVID-19 on its service territory and planned capital expenditures, but currently does not expect decreases to its previously announced $11.9 billion five-year capital expenditure plan.

In the second quarter of 2020, Oncor completed several planned transmission projects for the summer of 2020, including approximately 270 miles of greenfield and brownfield transmission lines and 27 major substation projects totaling approximately $700 million in capital expenditures. Oncor is also on pace to surpass the number of new requests for transmission interconnections it received in 2019, which is predominantly driven by an increase in utility scale solar generation activity.

On the consumer front, Oncor rolled out its MyOncor mobile app, which provides customers with proactive digital communications for onsite premise visits ahead of Oncor’s visit to their home or business.

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Ample Liquidity

Oncor’s available liquidity consisting of cash on hand and available credit capacity as of June 30, 2020, totaled $2.350 billion. Oncor believes it has sufficient liquidity to fund current obligations, projected working capital requirements, maturities of long-term debt and capital spending for at least the next twelve months.

Sempra Energy Internet Broadcast Today

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of second quarter 2020 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access is available by logging onto Sempra Energy’s website, sempra.com. An accompanying slide presentation will also be posted at sempra.com. For those unable to participate in the live webcast, a replay of Sempra Energy’s call will be available a few hours after its conclusion on Sempra Energy’s website or by dialing (888) 203-1112 and entering passcode 3865285.

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call and once filed, will also be available on Oncor’s website, oncor.com.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Net Income

Three and Six Months Ended June 30, 2020 and 2019; $ millions

	Q2 ‘20	Q2 ‘19	YTD ‘20	YTD ‘19
Operating revenues	$1,090	$1,041	$2,162	$2,057

Operating expenses:
Wholesale transmission service	233	254	478	514
Operation and maintenance	212	204	444	425
Depreciation and amortization	196	178	389	350
Provision in lieu of income taxes	38	31	67	56
Taxes other than amounts related to income taxes	126	121	257	243

Total operating expenses	805	788	1,635	1,588

Operating income	285	253	527	469
Other deductions and (income)—net	10	25	23	42
Nonoperating benefit in lieu of income taxes	(3)	(4)	(6)	(7)
Interest expense and related charges	102	93	203	179

Net income	$176	$139	$307	$255

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2020 and 2019; $ millions

	YTD ‘20	YTD ‘19
Cash flows — operating activities:
Net income	$307	$255
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	429	391
Provision in lieu of deferred income taxes—net	14	13
Other – net	(1)	(3)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(7)	(108)
Other operating assets and liabilities	(153)	(193)

Cash provided by operating activities	589	355

Cash flows — financing activities:
Issuances of long-term debt	1,265	1,300
Repayment of long-term debt	(465)	(738)
Proceeds from business acquisition bridge loan	—	600
Repayment of business acquisition bridge loan	—	(600)
Payment of acquired entity credit facilities	—	(114)
Net change in short-term borrowings	(39)	260
Capital contributions from members	174	1,470
Distributions to members	(183)	(142)
Debt discount and financing costs – net	(35)	(29)

Cash provided by financing activities	717	2,007

Cash flows — investing activities:
Capital expenditures	(1,283)	(1,047)
Business acquisition	—	(1,328)
Expenditures for third party in joint project	(27)	—
Reimbursement from third party in joint project	13	—
Other – net	11	17

Cash used in investing activities	(1,286)	(2,358)

Net change in cash and cash equivalents	20	4
Cash and cash equivalents — beginning balance	4	3

Cash and cash equivalents — ending balance	$24	$7

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Oncor Electric Delivery Company LLC

Table C – Consolidated Balance Sheets

At June 30, 2020 and December 31, 2019; $ millions

	At 6/30/20	At 12/31/19
ASSETS
Current assets:
Cash and cash equivalents	$24	$4
Trade accounts receivable – net	749	661
Amounts receivable from members related to income taxes	—	3
Materials and supplies inventories — at average cost	153	148
Prepayments and other current assets	105	96

Total current assets	1,031	912
Investments and other property	125	133
Property, plant and equipment – net	20,315	19,370
Goodwill	4,740	4,740
Regulatory assets	1,708	1,775
Operating lease ROU, third party joint project and other assets	156	106

Total assets	$28,075	$27,036

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$7	$46
Long-term debt due currently	613	608
Trade accounts payable	427	394
Amounts payable to members related to income taxes	66	22
Accrued taxes other than amounts related to income taxes	144	236
Accrued interest	90	83
Operating lease and other current liabilities	207	237

Total current liabilities	1,554	1,626
Long-term debt, less amounts due currently	8,805	8,017
Liability in lieu of deferred income taxes	1,866	1,821
Regulatory liabilities	2,777	2,793
Employee benefit obligations	1,786	1,834
Operating lease, third party joint project and other obligations	210	146

Total liabilities	16,998	16,237

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2020 and 2019 – 635,000,000	11,236	10,938
Accumulated other comprehensive loss	(159)	(139)

Total membership interests	11,077	10,799

Total liabilities and membership interests	$28,075	$27,036

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three and Six Months Ended June 30, 2020 and 2019; mixed measures

	Q2 ‘20	Q2 ‘19	YTD ‘20	YTD ‘19
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	11,002	9,871	20,419	20,190
Commercial, industrial, small business and other	20,036	21,645	41,039	41,438

Total electric energy volumes	31,038	31,516	61,458	61,628

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (nonstorm)			82.1	84.7
System Average Interruption Frequency Index (SAIFI) (nonstorm)			1.3	1.2
Customer Average Interruption Duration Index (CAIDI) (nonstorm)			64.8	69.8
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,723	3,655

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. The statistics presented are based on twelve months ended June 30, 2020 and 2019 data.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest distribution and transmission system in Texas, delivering power to more than 3.7 million homes and businesses and operating more than 139,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra Energy, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements in this news release, other than statements of historical facts (often, but not always, through the use of words or phrases such as ”expects,” “estimates,” “projected,” “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “should,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. They involve risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena; health epidemics and pandemics, including the evolving COVID-19 pandemic and its impact on Oncor’s business and the economy in general; acts of sabotage, wars or terrorist or cyber security threats or activities; economic conditions, including the impact of a recessionary environment; unanticipated population growth or decline, or changes in market demand and demographic patterns; changes in business strategy, development plans or vendor relationships; unanticipated changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial obligations to us, including failure of counterparties to perform under agreements; general industry trends; hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by us; significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in critical accounting policies material to us; commercial bank and financial market conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in the capital markets and the potential impact of disruptions in U.S. credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial restrictions under our revolving credit facility, term loan agreements, note purchase agreements, and indentures governing our debt instruments; our ability to generate sufficient cash flow to make interest payments on our debt instruments; actions by credit rating agencies; and our ability to effectively execute our operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

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